EXHIBIT 10.14

OPTION ADJUSTMENT

AND SPECIAL BONUS AGREEMENT

April 10, 2004

Dear                                 :

You have been selected to participate in a new special bonus program (the “2004 Special Bonus Program”) adopted by El Pollo Loco, Inc. (the “Company”). The terms of your participation in the 2004 Special Bonus Program are set forth in this letter agreement. In order to participate in the 2004 Special Bonus Program, you must sign this letter agreement in the space indicated on the last page of this letter agreement to acknowledge your agreement to the terms and conditions set forth in this letter agreement, and you must return an original, signed copy of this letter agreement to Pam Milner at El Pollo Loco, Inc., 3333 Michelson Drive, Suite 550, Irvine, California 92612 so that it is received no later than the close of business on April 10, 2004.

1.	Bonus Opportunities. Subject to the other terms and conditions set forth in this letter agreement, your bonus opportunities under the 2004 Special Bonus Program are as follows:

If you are employed by the Company on April 1, 2004,	then the Company will pay you $_________.

If you are employed by the Company on December 31, 2004,	and the fair market enterprise value of the Company as of that date is no less than the fair market enterprise value of the Company as of the date one year earlier, then the Company will pay you $__________.

If you are employed by the Company on December 31, 2005,	and the fair market enterprise value of the Company as of that date is no less than the fair market enterprise value of the Company as of the date one year earlier, then the Company will pay you $__________.

If you are employed by the Company on December 31, 2006,	and the fair market enterprise value of the Company as of that date is no less than the fair market enterprise value of the Company as of the date one year earlier, then the Company will pay you $__________.

If you are employed by the Company on December 31, 2007,	and the fair market enterprise value of the Company as of that date is no less than the fair market enterprise value of the Company as of the date one year earlier, then the Company will pay you $__________.

If you are employed by the Company on December 31, 2008,	and the fair market enterprise value of the Company as of that date is no less than the fair market enterprise value of the Company as of the date one year earlier, then the Company will pay you $__________.

The amounts set forth in the preceding table are subject to all applicable tax withholding requirements. Any required tax withholding will be deducted from amounts otherwise payable to you.

Any bonus payable under this letter agreement will be paid by the Company (without interest) no later than March 15 of the year following the year in which such bonus becomes payable pursuant to the preceding table (except that any amount that becomes payable on April 1, 2004 will be paid no later than June 15, 2004). Notwithstanding anything else contained herein to the contrary, any Special Bonus Program payment(s) may be made by EPL Holdings, Inc. (“EPL”) or by EPL Intermediate, Inc. (“Intermediate”) in lieu of payment directly by the Company.

The Company’s Board of Directors (the “Board”) shall, in its reasonable, good faith discretion, determine the fair market enterprise value of the Company for purposes of the preceding table. If the Board determines that the fair market enterprise value of the Company as of any date set forth in the preceding table is less than the fair market enterprise value of the Company as of the date one year before such date, then you will have no right (unless expressly determined otherwise by the Board in its sole discretion) to the bonus set forth in the preceding table corresponding to that date (regardless of any changes in the fair market enterprise value of the Company after that date). To preserve the intended incentives, the Board may, in its reasonable, good faith discretion, adjust the fair market enterprise value of the Company from time to time for purposes of the foregoing to reflect mergers, acquisitions, combinations, consolidations, reorganizations, split-ups, spin-offs, extraordinary dividends or distributions, any exchange of shares, and similar changes in capitalization (except that no adjustment shall be made for the 2003 cash dividend paid by the Company in the aggregate amount of $70 million (the “2003 Dividend”) or the 2004 cash dividend paid by Intermediate in the approximate amount of $37 million (the “2004 Dividend”)).

The Company may terminate the Special Bonus Program at any time; provided that, upon such termination, the Company shall promptly pay to you any bonus previously earned and unpaid plus, if you are employed by the Company at the time the Special Bonus Program is terminated, an amount equal to the maximum aggregate future bonuses that you could have otherwise become entitled to under the Special Bonus Program (assuming that the program was not being terminated, assuming that you continued to be employed, and assuming that the future Company value targets were met). If, subsequent to the payment of the 2004 Dividend the Company is sold for a fully diluted per common share value of less than $45 (subject to adjustment by the Board to reflect stock dividends, stock splits, reverse stock splits and similar changes referred to above (other than the 2003 Dividend and the 2004 Dividend as such amount already takes the 2003 Dividend and the 2004 Dividend into consideration)), then the Board may terminate the Special Bonus Program in connection with such sale without any further obligation to you under this letter agreement (other than with respect to amounts that were previously earned under this letter agreement).

2.	Termination of Employment.

If your employment by the Company terminates (regardless of the reason, whether by the Company with or without cause, due to your resignation or retirement, due to your death or disability, or for any other reason), you have no right to any bonus under this letter agreement on and after that date (except that the Company will pay you any bonus that became payable in accordance with the foregoing but which was not actually paid prior to the termination of your employment).

Each applicable bonus opportunity installment requires continued employment through the applicable employment date set forth in the bonus opportunity table with respect to that installment. You have no right to any partial payment if your employment terminates prior to the applicable employment date set forth with respect to a particular bonus installment, even if you were employed for a substantial portion of the required employment period with respect to that installment.

Nothing contained in this letter agreement confers upon you any right to continue in the employ of the Company, constitutes any contract or agreement of employment, or affects your status as an employee at will. This letter agreement does not interfere in any way with the right of the Company to change your compensation or other benefits, or to terminate your employment, with or without cause at any time. Nothing in this paragraph, however, is intended to adversely affect any express independent right that you may have under a separate, written employment agreement with the Company.

3.	Option Adjustment.

You currently hold stock options to acquire up to                      shares of common stock of EPL at a per share exercise price of $            . On or about the date hereof, EPL is paying a cash dividend on all of its issued and outstanding common stock. EPL agrees that the per share exercise price of each of your EPL options will be decreased to $                    . The number of shares subject to your EPL options, the vesting conditions of such options, and the other terms and conditions of your options remain unchanged.

By signing this letter agreement, you also (1) agree to the foregoing adjustment of your EPL options, and (2) acknowledge and agree that such adjustment is in complete satisfaction of any right that you may have (pursuant to Section 12 of the stock option agreement that evidences your EPL options or otherwise) with respect to the adjustment of your EPL options with respect to the EPL dividend referred to in the preceding paragraph.

4.	Successors and Assignment.

No party hereto shall, without the consent of the other, assign or transfer this letter agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company or EPL with or to any other individual(s) or entity, the Company’s or EPL’s, as the case may be, obligations under this letter agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company or EPL, respectively, hereunder; and provided further, that you may assign your rights to compensation and benefits by will or the laws of descent and distribution.

5.	Entire Agreement.

This letter agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. This letter agreement may be modified, amended or waived only by written instrument executed by all parties. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or a dissimilar nature. This letter does not, however, supersede any rights that you may have with respect to the 2003 Special Bonus Program, the terms and conditions of which are governed by a separate letter agreement evidencing your participation in that program (if, in fact, you are a participant in the 2003 Special Bonus Program).

If you agree to and accept the foregoing, please so indicate by signing this letter agreement in the space provided below and returning a signed copy to us. This letter agreement is void if the 2004 Dividend is not paid by April 30, 2004.

EL POLLO LOCO, INC.	EPL HOLDINGS, INC.

Name: Title:	Name: Title:

ACCEPTED AND AGREED

Name:

Schedule

If the person is employed by the Company on 4/1/04 the Company will pay the person:	If the person is employed by the Company on the below
date and the fair market enterprise value of the Company
as of that date is no less than the fair market enterprise
value of the Company as of the date one year earlier, then
the Company will pay the person:
							Number of stock options	Original per share exercise price	Decreased per share exercise price
		12/31/04	12/31/05	12/31/06	12/31/07	12/31/08
Stephen E. Carley	$185,505	$92,752	$92,752	$92,752	$0	$0	22,500	$33.71	$17.86
Joseph Stein	$21,553	$32,329	$32,329	$32,329	$32,329	$10,777	10,000	$43.17	$22.88
Kenneth Clark	$362,395	$90,599	$0	$0	$0	$0	15,000	$13.31	$7.05
Brian Berkhausen	$362,395	$90,599	$0	$0	$0	$0	15,000	$13.31	$7.05
Pamela R. Milner	$120,798	$30,200	$0	$0	$0	$0	5,000	$13.31	$7.05
Dennis Lombardi	$24,160	$6,040	$0	$0	$0	$0	1,000	$13.31	$7.05

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